Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alpha Natural Resources, Inc.:
We consent to the use of our report dated March 28, 2006 with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts — Independent Registered Public Accounting Firm” in the prospectus.
/s/ KPMG LLP
Roanoke, Virginia
May 12, 2006